CARGO CONNECTION LOGISTICS CLOSES SECOND DEAL IN CHICAGO IN A WEEK.

Company to Provide HUB Operations for One of the Largest Domestic Freight Forwarders in the United States

INWOOD, NY - April 26, 2007 -Cargo Connection Logistics Holding, Inc. (OTCBB: CRGO) (BERLIN: CD6) (FRANKFURT: 217026) today announced that its subsidiary, Cargo Connection Logistics - International, Inc., has signed an agreement to assist in the Hub Operations for the domestic ground network of AIT Worldwide Logistics. AIT Worldwide Logistics is one of the top 25 freight forwarders in the United States and will be utilizing the services of Cargo Connection Logistics in the Chicago area.

AIT Worldwide Logistics will utilize the expertise of Cargo Connection Logistics’ Bensenville, Illinois facility to handle its weekend hub/sort operation in Chicago. At that facility, Cargo Connection Logistics will handle up to 44 trucks on a weekly basis out of its Bensenville operation. Cargo Connection Logistics will provide AIT with the service they require on a weekly basis to handle 26 different destinations through AIT’s dedicated network of transportation. AIT, which is based in Wood Dale, IL., employs more than 780 people and has operations worldwide.

“Cargo Connection Logistics and AIT have been working on this partnership for some time,” said Scott Goodman, Chief Operating Officer of Cargo Connection Logistics Holding, Inc. “We have performed a full evaluation of the dedicated handling operation required for AIT and have given them a fully developed operation space and manpower plan. AIT has agreed with the plan and the space layout and Cargo Connection Logistics should begin providing services to AIT within the next 4 weeks.”

According to Goodman, Cargo Connection Logistics will supply AIT’s ground network with the space and personnel it requires to add operational excellence to AIT’s dedicated ground network in Bensenville.

"We are very excited about this new opportunity and we are quite proud that AIT has chosen Cargo Connection Logistics as its primary HUB for this new operation," said Goodman.

“This relationship can help us build a stronger consolidation program for both the short and long term,” stated Dave Buss, Vice President of Field Operations for AIT Worldwide Logistics.
Goodman went on to state that this new business will occupy approximately 30 percent of the space that was available in Cargo Connection Logistics' Chicago facility and continues to bring the different variations of service we can provide to the supply chain process.

Cargo Connection Logistics recently announced that they signed an agreement with Rexam PLC to provide “just in time” inventory and warehouse services for one of the London-based firm’s manufacturing plants in the Chicago area. Rexam is one of the world's leading consumer packaging groups and the world's leading manufacturer of beverage cans. Rexam, which has annual sales in excess of £3.7 billion, has recently opened a manufacturing line in Elk Grove Village, Illinois to produce a new, innovative product.

According to Goodman the three-year deal with Rexam will occupy approximately 50 percent of the space that was available in Cargo Connection Logistics’ Chicago facility and brings the operation to a new level in the supply chain.

“With the two new contracts, our Chicago facility has now become a vital part of our Company,” added Goodman. “We anticipate this new business to add significant revenue as well as providing the Company with further opportunities for growth.”

About Cargo Connection Logistics Holding, Inc.

Company: Cargo Connection Logistics Holding, Inc. consists of Cargo Connection Logistics Corp. and Cargo Connection Logistics - International, Inc., which are both headquartered in Inwood, NY. The Company also has offices in Atlanta, GA; Charlotte, NC; Chicago, IL; Columbus, OH; Miami, FL; New York, NY; Pittsburgh, PA; and San Jose, CA. Cargo Connection Logistics is a leader in world trade logistics. Headquartered adjacent to JFK International Airport, the company is a transportation logistics provider for shipments importing into and exporting out of the United States, with service areas throughout the United States and North America. The companies currently provide a comprehensive variety of transportation and warehouse capacity services to shippers throughout the nation. They have U.S Customs Bonded Container Freight Station operations specifically designed to handle internationally arriving freight for the major retail suppliers through its CFS facilities in Florida, Georgia, Illinois, New York and Ohio. They also have a General Order Warehouse operating in New York.

Cargo Connection Logistics' website is www.cargocon.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including, without limitation:

--	the Company's ability to increase its revenues, including by obtaining contacts with foreign shippers;
--	the Company's financial condition, including its ability to continue as a going concern;
--	the effect of the Company being in default on its indebtedness;
--	the Company's ability to raise additional capital;
--	the Company's reliance on key personnel and independent agents; and
--	the Company's vulnerability to economic and industry conditions

Press information at: http://www.cargocon.com/headlines.html

Contact:

Peter Nasca
Peter Nasca Associates, Inc.
Ft. Lauderdale 954-473-0677
Chicago 312-421-0723